EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-102438 and 333-50114 of ActivCard S.A. on Forms S-8 of our report dated February 7, 2003 (February 12, 2003 as to the last paragraph of Note 25) appearing in this Annual Report on Form 10-K of ActivCard S.A. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

San Jose, California

June 26, 2003